                                                                      EXHIBIT 11

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)



                                                       Three Months Ended          Nine Months Ended
                                                    -------------------------  -------------------------
                                                    October 3,  September 28,  October 3,  September 28,
                                                       1996         1995          1996         1995
                                                    ----------  -------------  ----------  -------------
PRIMARY:
Weighted average number of common shares
outstanding                                         $   32,810    $    28,173    $ 29,839     $   27,805

Net effect of dilutive stock options and
  warrants based on the treasury stock method
  using average market price                             1,237            938       1,205            807
                                                    ----------    -----------    --------     ----------

Weighted average number of common and
  common equivalent shares outstanding                  34,047         29,111      31,044         28,612
                                                    ==========    ===========    ========     ==========

Net income                                          $   11,855    $     7,947    $ 21,196     $   12,809

Less common and preferred dividends                          -            244         229            372
                                                    ----------    -----------    --------     ----------
Net income applicable to common shares              $   11,855    $     7,703    $ 20,967     $   12,437
                                                    ==========    ===========    ========     ==========
Net income per common share as reported             $      .35    $       .26    $    .68     $      .43
                                                    ==========    ===========    ========     ==========
FULLY DILUTED:

Weighted average number of common shares
  outstanding                                           32,810         28,173      29,839         27,805

Net effect of dilutive stock options and
  warrants based on the treasury stock method
  using ending market price                              1,237          1,017       1,205          1,010
                                                    ----------    -----------    --------     ----------
                                                        34,047         29,190      31,044         28,815
                                                    ==========    ===========    ========     ==========
Net income                                          $   11,855    $     7,947    $ 21,196        $12,809

Less common and preferred dividends related
  to nonconvertible securities                               -            244         229            372
                                                    ----------    -----------    --------     ----------
Net income applicable to common shares              $   11,855    $     7,703    $ 20,967     $   12,437
                                                    ==========    ===========    ========     ==========
Net income per common share assuming full
  dilution, as reported                             $      .35            .26         .68            .43
                                                    ==========    ===========    ========     ==========